Exhibit 1

Dated: October 30, 2009

As Amended: November 16, 2016

Percentage of Average

Fund                                                                    Daily Net Assets

Day Hagan Tactical Allocation Fund                            1.00%

Day Hagan Tactical Dividend Fund*                            1.00%

Day Hagan Hedged Strategy Fund*                             1.75%

* For purposes of Section 10 of the Agreement, the execution date of the applicable Exhibit for the Fund shall be deemed to be the date on which the Fund commences or commenced investment operations.

Mutual Fund Series Trust

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President

Day Hagan Asset Management

By: /s/ Arthur S. Day

Print Name: Arthur S. Day

Title: Partner

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